Exhibit 3.36

STOWE WOODWARD LLC

LIMITED LIABILITY COMPANY AGREEMENT

TABLE OF CONTENTS

(Continued)

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STOWE WOODWARD LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (“Agreement” is made as of January 1, 2002, in connection with the conversion of the above named Company (the “Company” from a corporation to a limited liability company.

The undersigned hereby declares as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings indicated (unless otherwise expressly provided herein):

“Certificate of Conversion” means the Certificate converting the Company from a corporation to a limited liability company as filed with the Delaware Secretary of State.

“Certificate of Formation” means the Certificate of Formation of the Company as filed with the Delaware Secretary of State, as the same may be amended from time to time.

“Conversion” means the conversion of Stowe Woodward Inc. into a limited liability company pursuant to Section 18-214 of the Delaware Act and Section 266 of the Delaware General Corporation Law and the Certificate of Conversion.

“Delaware Act” means the Delaware Limited Liability Company Act at Title 6 of the Delaware Code, §§ 18-101 et seq.

“Director” means a member of the Board of Directors of the Company.

“Member” means the undersigned and any other person who becomes a member of the Company in accordance with this Agreement.

“Unit” means a measure of ownership interest in the Company.

ARTICLE 2

FORMATION OF THE COMPANY

2.1	CONVERSION AND FORMATION

The Company has been converted from a Delaware corporation to a Delaware limited liability company by executing and delivering the Certificate of Conversion, together with the Certificate of Formation, to the Delaware Secretary of State in accordance with and pursuant to the Delaware Act.

2.2	PRINCIPAL PLACE OF BUSINESS

The principal place of business of the Company will be One Technology Drive, Westborough Technology Park, Westborough, Massachusetts 01581. The Company may locate its places of business and registered office at any other place or places as the Member may deem advisable.

2.3	REGISTERED OFFICE AND REGISTERED AGENT

The Company’s initial registered office will be at the office of its registered agent at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, County of New Castle, and the name of its initial registered agent is The Corporation Trust Company.

2.4	TERM

The term of the Company will be perpetual.

ARTICLE 3

BUSINESS OF COMPANY

The Company will continue the business conducted by Stowe Woodward Inc. prior to the Conversion and will carry on any other lawful business or activity in connection with the foregoing or otherwise, and will have and exercise all of the powers, rights and privileges which a limited liability company organized pursuant to the Delaware Act may have and exercise.

ARTICLE 4

UNITS AND CONTRIBUTIONS TO CAPITAL

4.1	UNITS; CERTIFICATES

The capital of the Company will be represented by Units. The Board of Directors may make such rules and regulations as it may deem appropriate concerning the issuance and registration of Units, including the issuance of certificates representing Units. The Board of Directors may authorize the issuance of any Units without certificates. The Units are expressly deemed to be securities governed by Article 8 of the Uniform Commercial Code of the State of Delaware.

4.2	CAPITAL CONTRIBUTIONS

In connection with the Conversion, each of the 100 shares of capital stock the former Member, Stowe Woodward Licensco Inc., owned in Stowe Woodward Inc. has been automatically converted into a Unit. The amount designated as the capital contribution of the Member for the Units issued in the Conversion will be the same amount as was designated as capital on the books and records of Stowe Woodward Inc. immediately prior to the Conversion. The Member will not be required to make additional capital contributions.

ARTICLE 5

RIGHTS AND OBLIGATIONS OF MEMBER

5.1	MANNER OF ACTING

The Member may act to appoint the Board of Directors or otherwise through written or unwritten resolutions or certifications of any nature.

5.2	LIMITATION OF LIABILITY

The Member will not be personally liable to creditors of the Company for any debts, obligations, liabilities or losses of the Company, whether arising in contract, tort or otherwise, beyond the Member’s capital contribution set forth in Section 4.2 and any additional capital contribution.

5.3	COMPANY BOOKS

The Company will maintain and preserve, during the term of the Company, all accounts, books and other relevant Company documents.

ARTICLE 6

MANAGEMENT - BOARD OF DIRECTORS AND OFFICERS

6.1	MANAGEMENT BY DIRECTORS

The business and affairs of the Company will be managed by its Board of Directors. The Board of Directors will have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, including the powers set forth in Schedule 6.1, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business and objectives. No one Director may take or effect any action on behalf of the Company or otherwise bind the Company in the absence of a formal delegation of authority by the Board of Directors to such Director.

6.2	NUMBER, ELECTION, TENURE AND QUALIFICATIONS

The number of directors constituting the first Board of Directors will be three. Thereafter, the number of Directors of the Company may be fixed from time to time by the Member. Directors will be appointed by the Member. Each Director will hold office until his successor has been duly appointed and qualified or until his earlier death, resignation or removal. Directors need not be Members of the Company.

6.3	MANNER OF ACTING

The Board of Directors may designate any place, either within or outside the State of Delaware, as the place of meeting of the Board of Directors. A majority of the Board of Directors will constitute a quorum at meetings of the Board of Directors. If a quorum is present, the affirmative vote of a majority of all Directors will constitute the act of the Board of Directors. Any Director may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting by means of such equipment will constitute presence in a person at such meeting. Action may be taken without a meeting if the action is evidenced by one or more written consents signed by a majority of the directors.

6.4	DIRECTORS HAVE NO EXCLUSIVE DUTY TO COMPANY

A Director will not be required to manage the Company as his sole and exclusive function, and he may have other business interests and engage in activities in addition to those relating to the Company. Neither the Company, the Member, nor any other Director will have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Director or in the income or proceeds derived therefrom.

6.5	RESIGNATION

Any Director of the Company may resign at any time by giving written notice to the Member and the other Directors of the Company. The resignation of any Director will take effect upon receipt of notice thereof or at such later date specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation will not be necessary to make it effective.

6.6	REMOVAL

All or any lesser number of Directors may be removed at any time, with or without cause, by the Member.

6.7	OFFICERS OF COMPANY

The officers of the Company will consist of the officers listed in Schedule 6.7 and such other officers or agents as may be elected and appointed by the Board of Directors. Any two or more offices may be held by the same person. The officers will act in the name of the Company and will supervise its operation under the direction and management of the Board of Directors, as further described below.

6.8	ELECTION AND TERM OF OFFICE

The officers of the Company will be elected by the Board of Directors. Each officer will hold office until his successor is duly elected and has qualified, or until his earlier death, resignation, or removal. Election or appointment of an officer will not of itself create contract rights.

6.9	REMOVAL

Any officer may be removed by the Board of Directors at any time.

6.10	DUTIES OF OFFICERS

The officers will have such duties and powers as described in Schedule 6.7.

ARTICLE 7

STANDARD OF CARE AND INDEMNIFICATION

7.1	STANDARD OF CARE

No Member, Director or officer of the Company will be liable to the Company by reason of the actions of such person in the conduct of the business of the Company except for fraud, gross negligence or willful misconduct.

7.2	INDEMNIFICATION OF MEMBER, OFFICERS AND ORGANIZER

The Company will, to the fullest extent to which it is empowered to do so by the Delaware Act or any other applicable law, indemnify and make advances for expenses to any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Member, Director, officer or employee of the Company, against losses, damages, expenses (including attorney’s fees), judgments, fines and amounts reasonably incurred by him in connection with such action, suit or proceeding.

ARTICLE 8

ALLOCATIONS AND DISTRIBUTIONS

8.1	ALLOCATIONS OF NET PROFITS AND NET LOSSES

The profits, losses, and other items of the Company will be allocated to the Member. There will be no “special allocations.”

8.2	DISTRIBUTIONS

Distributions will be made as follows:

(a) Subject to Section 18-607 of the Delaware Act, the Company will make interim distributions as the Member will determine.

(b) Upon liquidation of the Company, liquidating distributions will be made in accordance with Section 9.2.

ARTICLE 9

DISSOLUTION AND TERMINATION

9.1	DISSOLUTION

(a) The Company will be dissolved only upon the occurrence of any of the following events:

(i) by written decision of the Member; or

(ii) upon the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

(b) Dissolution of the Company will be effective on the day on which an event described in Section 9.1 (a) occurs, but the Company will not terminate until a certificate of cancellation is filed with the Secretary of State of the State of Delaware and the assets of the Company are distributed as provided in Section 9.2. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Member will continue to be governed by this Agreement.

9.2	WINDING UP, LIQUIDATION AND DISTRIBUTION OF ASSETS

Upon dissolution, an accounting will be made of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Member will:

(a) sell or otherwise liquidate all of the Company’s assets as promptly as practicable;

(b) discharge all liabilities of the Company, including liabilities to the Member as a creditor of the Company to the extent permitted by law, excluding liabilities for distributions to Members; and

(c) distribute all remaining assets to the Member.

9.3	CERTIFICATE OF CANCELLATION

When all debts, liabilities and obligations of the Company have been paid and discharged, or adequate provisions have been made for their payment and discharge, and all of the remaining property and assets of the Company have been distributed, a certificate of cancellation setting forth the information required by the Delaware Act will be executed by one or more authorized persons and filed with the Delaware Secretary of State.

Upon such filing, the existence of the Company will cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Delaware Act. The Member will have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1	NOTICES

All notices, demands, waivers and other communications required or permitted by this Agreement will be in writing and will be deemed given to a party or the Company when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested. Any such communication will be addressed to a Member as shown on the records of the Company, to the Company at its principal office, or in either case to such other address as the Member or the Company may from time to time designate by written notice to all parties.

10.2	AMENDMENTS

This Agreement may be amended at any time by a writing executed by the Member.

10.3	SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.4	CREDITORS

None of the provisions of this Agreement are for the benefit of or enforceable by any creditors of the Company.

10.5	CONSTRUCTION

All references in this Agreement to “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement unless the context indicates otherwise. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The terms “include” or “including” indicate examples of a foregoing general statement and not a limitation on that general statement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time.

10.6	GOVERNING LAW

This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles that would require the application of any other law, and the Certificate of Formation.

The Member has caused its duly authorized representative to execute this Agreement as of the date indicated in the first sentence of this Agreement.

MEMBER: Xerium Inc.

By:	/s/ Manvel Tarano

Its:	CFO

SCHEDULE 6.1

POWERS AND AUTHORITY OF BOARD OF DIRECTORS

Powers

The Board of Directors will have the following powers and authority:

(a) to acquire property from any person as the Board of Directors may determine, whether or not such person is directly or indirectly affiliated or connected with any Director or Member;

(b) to open bank accounts in the name and on behalf of the Company, and to determine who will have the signatory power over such accounts;

(c) to borrow money for the Company on such terms as the Board of Directors deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums;

(d) to purchase liability and other insurance to protect the Company’s property and business;

(e) to hold and own Company real and personal property in the name of the Company;

(f) to invest Company funds;

(g) to authorize the execution of all instruments and documents, including checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company’s property; assignments, bills of sale; leases; and any other instruments or documents necessary to the business of the Company;

(h) to employ accountants, legal counsel, agents or other experts to perform services for the Company;

(i) to appoint such agents, officers and delegees as may be necessary or appropriate to the conduct of the business;

(j) to take actions by or on behalf of the Company in respect of any equity interests held by the Company in another entity;

(k) to authorize any and all other agreements on behalf of the Company, in such forms as the Board of Directors may approve; and

(l) to do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.

Limitations

The Board of Directors will not have the power or authority to take any of the following actions without the advance approval of the Member:

Amend the limited liability company agreement

Amend the certificate of formation Admit members

Admit members

Sell, transfer or dispose of (or contract to sell, transfer or dispose of) all or substantially all of the assets of the Company

Dissolve the Company

Merge or consolidate the Company or convert the Company to a different type of entity

Initiating a bankruptcy or similar proceeding

SCHEDULE 6.7

DUTIES OF OFFICERS

President.

The president will be the chief executive officer of the Company in charge of the entire business and all the affairs of the Company and will have the powers and perform the duties incident to that position, including the power to bind the Company in accordance with this Schedule. The president will, when present, preside at all meetings of the Board of Directors. He will have such other powers and perform such duties as are specified in this Agreement and as may from time to time be assigned to him by the Board of Directors.

The president will have general and active management of the business of the Company and will see that all orders and resolutions of the Board of Directors are carried into effect. The president may execute bonds, mortgages and other contracts (whenever requiring a seal, under the seal of the Company), except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof is expressly delegated by the Board of Directors to some other officer or agent of the Company. The president will have general powers of supervision and will be the final arbiter of all differences between officers of the Company, and such decision as to any matter affecting the Company will be final and binding as between the officers of the Company subject only to review by the Board of Directors.

Vice Presidents.

At the request of or in the absence of the president or in the event of his inability or refusal to act, a vice president (or in the event there be more than one vice president, the vice presidents in the order designated, or in the absence of any designation, then in the order of their election) will perform the duties of the president, and when so acting, will have all the powers of and be subject to all the restrictions upon the president. Any vice president will perform such other duties as from time to time may be assigned to him by the chairman, the president or the Board of Directors of the Company. Vice presidents may be assigned primary responsibility for certain operations of the Company.

Chief Financial Officer.

The chief financial officer will: (i) have primary responsibility for the financial affairs of the Company and be responsible for its financial books and records; (ii) render to the president or the board of directors, upon request, an account of the financial condition of the corporation and assist with financial projections for the Company’s operations; (iii) plan for adequate financing and liquidity for the Company’s operations; and (iv) in general perform all the duties incident to the office of chief financial officer and such other duties as from time to time may be assigned to him by the president or by the Board of Directors of the Company. He will not be required to give a bond for the faithful discharge of his duties.

Treasurer.

The treasurer will: (i) be responsible for all funds and securities of the Company; (ii) disburse the funds of the Company as ordered by the board of directors, the president or the chief financial officer or as otherwise required in the conduct of the business of the corporation; (iii) receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies or other depositaries as will be selected by the Board of Directors of the Company; and (iv) in general, perform all duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the president, the chief financial officer or by the Board of Directors of the Company. He will not be required to give a bond for the faithful discharge of his duties.

Secretary.

The secretary will: (a) keep the minutes of the Board of Directors’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (c) be custodian of Company records; (d) sign with the president, any certificates representing Units; (e) certify the resolutions of the Board of Directors and other documents of the Company as true and correct; and (f) in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him by the president or the Board of Directors.

Assistant Treasurers and Assistant Secretaries.

The assistant treasurers and assistant secretaries, if any, shall perform all functions and duties which the secretary or treasurer, as the case may be, may assign or delegate; but such assignment or delegation shall not relieve the principal officer from the responsibilities of his or her office.

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